Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

NewAmsterdam Pharma Company N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value €0.12 per share, to be issued under the ESPP	Rules 457(c) and 457(h)	1,150,000 (2)	$26.76(3)	$30,774,000	0.0001381	$4,249.89

Total Offering Amounts					$30,774,000		$4,249.89

Total Fee Offsets							$0

Net Fee Due							$4,249.89

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional ordinary shares in the share capital of NewAmsterdam Pharma Company N.V. (the “Company”), nominal value of €0.12 per share (the “Ordinary Shares”), that may become issuable under the NewAmsterdam Pharma Company N.V. 2026 Employee Stock Purchase Plan (the “ESPP”) from time to time by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Company’s Ordinary Shares.

(2)	Represents Ordinary Shares reserved for issuance under ESPP and registered hereby.

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated based on $31.48, the average of the high and low sale prices of the Company’s Ordinary Shares as reported on the Nasdaq Global Select Market on June 2, 2026. Pursuant to the ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be 85% of the lower of the fair market value of the Ordinary Shares on (i) the first day of the applicable offering period and (ii) the exercise date.